SCHEDULE 14A INFORMATION

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i-STAT Corporation

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i-STAT Corporation

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

April 30, 2003
_________________

TO THE STOCKHOLDERS OF i-STAT CORPORATION:

        NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Stockholders of i-STAT Corporation, a Delaware corporation (“i-STAT” or the “Company”), will be held at i-STAT Corporation, located at 104 Windsor Center Drive, East Windsor, New Jersey, on Wednesday, April 30, 2003, at 10:00 A.M., local time, for the following purposes:

I.	To elect six members of the Board of Directors, each to serve until the next annual meeting.

II.	To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants to audit the Company’s 2003 financial statements.

III.	To transact such other business as may properly come before the meeting.

        The Board of Directors has fixed March 14, 2003 as the record date for determining the holders of the Company’s Common Stock and Series D Redeemable Convertible Preferred Stock (“Series D Stock”) entitled to notice of and to vote at the meeting. Consequently, only the holders of record of the Common Stock and the Series D Stock at the close of business on March 14, 2003 will be entitled to notice of and to vote at the meeting.

        We invite all stockholders to attend the meeting. To ensure that your shares will be voted at the meeting, however, please complete, date and sign the enclosed proxy and return it promptly. If you attend the meeting, you may vote in person, even though you have sent in your proxy.

East Windsor, New Jersey	William P. Moffitt
March 19, 2003	President, Chief Executive
Officer and Director

i-STAT Corporation
104 Windsor Center Drive
East Windsor, New Jersey 08520

PROXY STATEMENT

        The accompanying proxy is solicited by the Board of Directors of i-STAT Corporation (the “Company”) for use at the 2003 Annual Meeting of Stockholders to be held on Wednesday, April 30, 2003. Copies of this proxy statement and the accompanying proxy are being mailed on or about March 28, 2003, to the holders of record of the Company’s Common Stock, par value $0.15 per share (“Common Stock”), and Series D Redeemable Convertible Preferred Stock, par value $0.10 per share (the “Series D Stock”), in each case as of March 14, 2003. A stockholder may revoke the proxy at any time prior to its use by giving written notice of such revocation to the Secretary of the Company or by voting in person at the meeting. Some of the directors, officers and regular employees of the Company may, without additional remuneration, solicit proxies personally and by telephone or mail. The Company will pay all expenses related to this solicitation.

        The persons named in the accompanying proxy will vote as set forth under “Election of Directors” with respect to the election of directors. With respect to the other subjects referred to in this proxy statement, the persons named in the accompanying proxy will vote as stated in the proxy. If no specification as to the election of directors or the other subjects is made, shares represented by duly executed and unrevoked proxies in the enclosed form will be voted for the election as directors of the nominees listed herein, and, with respect to any other matter that may properly come before the meeting, in the discretion of the persons voting such proxies.

        On March 14, 2003, there were 20,117,110 shares of the Company’s Common Stock outstanding. Holders of record of the Common Stock at the close of business on March 14, 2003 will be entitled to one vote per share held of record on all business of the meeting. In addition, on March 14, 2003, there were 30,000 shares of Series D Stock outstanding. Holders of record of the Series D Stock at the close of business on March 14, 2003 will be entitled to one vote per share of Common Stock into which such Series D Stock may then be converted on all business of the meeting, taking into account the conversion limitations on such Series D Stock (the “Eligible Series D Stock”) described in “Certain Transactions — Series D Financing.”

        The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock and Eligible Series D Stock outstanding on the record date will constitute a quorum to conduct business at the meeting. Proxies submitted which are marked “abstain” or “withhold authority” will be deemed present at the meeting for purposes of determining the presence of a quorum to conduct business at the meeting.

        If a quorum is present, the election of directors will be decided by a plurality of the shares of Common Stock and Eligible Series D Stock represented in person or by proxy at the meeting and entitled to vote thereon. In accordance with Delaware law, the Company’s Certificate of Incorporation and the Company’s By-laws, shares represented by proxies as to which a stockholder abstains or withholds authority from voting on the election of directors, and shares as to which a broker indicates that it does not have discretionary authority to vote (referred to herein as non-votes by brokers) with respect to any or all nominee(s) for director, will not be deemed present for purposes of voting on the election of any or all such nominee(s) for director and therefore will have no impact on the vote on any or all such nominee(s).

        The approval of all other matters scheduled to be brought before the meeting will require the affirmative vote of a majority of the shares of Common Stock and Eligible Series D Stock represented in person or by proxy at the meeting and entitled to vote thereon. In accordance with Delaware law, the Company’s Certificate of Incorporation and the Company’s By-laws, shares represented by proxies which are marked “for”, “against” or “abstain” with respect to these other matters will be counted for purposes of determining the vote required for approval of these matters, and the total number of votes cast “for” each of these other matters will determine whether sufficient affirmative votes have been cast. An abstention from voting on these matters will have the same legal effect as a vote against the matter. Shares represented by proxies which are marked “withhold authority” (including non-votes by brokers) will not be counted for purposes of determining whether these other matters have been approved and therefore will have no impact on the vote of any such matter.

PROPOSAL I – ELECTION OF DIRECTORS

        Six directors are to be elected at the 2003 Annual Meeting of Stockholders to serve until the 2004 Annual Meeting of Stockholders and until their respective successors are elected and qualify.

        The persons named in the accompanying proxy intend to vote for the election of the nominees identified below unless authority to vote for one or more of such nominees is specifically withheld in the proxy. The Board of Directors is informed that all of the nominees are willing to serve as directors, but if any of them should decline to serve or become unavailable for election as a director at the meeting, an event which the Board of Directors does not anticipate, the persons named in the proxy will vote for such nominee or nominees as may be designated by the Board of Directors, unless the Board of Directors reduces the number of directors accordingly.

        The nominees for election to the Company’s Board of Directors, including additional information pertaining to their age (as of date of the 2003 Annual Meeting of Stockholders), business experience, and other directorships, are:

       J. Robert Buchanan, M.D.     Dr. Buchanan, 75, has served as Chairman of the Company’s Board of Directors since February 1999, and as a director since February 1995. From June 1994 to November 1996, he was Chairman and Chief Executive of World Care, a corporation established by Massachusetts General Hospital that specializes in the transmission of clinical images between healthcare facilities. He was General Director of Massachusetts General Hospital from June 1982 through June 1994. He currently serves on the Board of Trustees of the Aga Khan University, Karachi, Pakistan, Goodspeed Musicals, Haddam, CT and Killingworth Library Association, Killingworth, CT. He is a member of the Institute of Medicine of the National Academy of Sciences. Dr. Buchanan holds a B.A. from Amherst College and an M.D. from Cornell University Medical School.

        Sam H. Eletr, Ph.D.     Dr. Eletr, 64, has served as a director of the Company since September 2001. From February 1992 to December 2000 he served as Chairman of Lynx Therapeutics, Inc., and as its Chief Executive Officer from February 1992 to January 1996 and from November 1996 to October 1999. Dr. Eletr co-founded Applied Biosystems, Inc. and served as its Chairman, its Chief Executive Officer and in various executive positions. Earlier in his career, Dr. Eletr worked as a Scientist and then as a Manager at HP Labs, the research division of Hewlett-Packard Company. He currently serves as a director of Solexa Limited, Essex, England and Third Wave Technologies, Madison, Wisconsin. Dr. Eletr holds an M.A. in Physics and a Ph.D. in Biophysical Chemistry from the University of California at Berkeley.

    Mr. Daniel R. Frank.     Mr. Frank, 46, has served as a director of the Company since December 2001, when Cerberus Partners L.P. designated him to serve as a director pursuant to the terms of the Securities Purchase Agreement dated as of December 10, 2001 between the Company and purchasers identified therein. He also serves as a Managing Director of Cerberus Capital Management, L.P. From June 1999 to February 2001, Mr. Frank served as a Managing Director and Portfolio Manager of ACI Capital Strategic Fund, and from June 1997 to June 1998, he served as a Portfolio Manager for Chatterjee/Soros Fund Management. From May 1979 to March 1996, Mr. Frank was employed with Fidelity Investments where he was Assistant Portfolio Manager to Peter Lynch for the Magellan Fund and Vice President and sole Portfolio Manager of the $800 Million Fidelity Strategic Opportunities/Special Situation Fund. Mr. Frank holds a B.S. from Boston University School of Management.

    Mr. William P. Moffitt.     Mr. Moffitt, 56, is the President and Chief Executive Officer of the Company. He has held various offices since he joined the Company as Executive Vice President in July 1989. He has served as Chief Executive Officer of the Company since February 1993, as President since November 1991 and as a director since May 1990. From 1985 to 1989, Mr. Moffitt was President of the Physician Diagnostics Division of Baxter Healthcare Corp., a diversified health care company. Mr. Moffitt is a director of Genomic Profiling Systems (“GPS”), a privately held company. GPS develops and commercializes technologies for detecting cellular, viral and molecular targets in order to address existing needs in industrial microbiology and point-of-care diagnostics. Mr. Moffitt holds a B.S. from Duke University.

    Mr. Lionel N. Sterling.     Mr. Sterling, 65, has served as a director of the Company since May 1990. From July 1988 to 1992, he was Managing Partner of Whitehead/Sterling, an investment management firm, and since January 1987 he has been President of Equity Resources, Inc., a private investment company. During his career as an operating and financial executive, Mr. Sterling served as Chief Financial Officer of two public companies: American Can Company and United Brands Corporation. He currently serves as a director of several privately held companies. Mr. Sterling holds a B.S. in Economics from Brooklyn College and an M.B.A. in Finance from New York University.

    Ms. Anne M. VanLent.     Ms. VanLent, 55, has served as a director of the Company since July 1999. Since May 2002, Ms. VanLent has served as Executive Vice President and Chief Financial Officer of Barrier Therapeutics, Inc., a drug development and marketing company focused on therapeutically advanced pharmaceuticals in the area of dermatology. Prior to this position Ms. VanLent was a Partner in The Technology Compass Group, a management consulting firm serving emerging growth companies. From July 1997 to October 2001, Ms. VanLent was employed by Sarnoff Corporation, most recently serving as its Executive Vice President, Portfolio Management. In addition, for a period of eight years during her career, Ms. VanLent served as Chief Financial Officer of The Liposome Company, a public biotechnology company. She currently serves as a director of Penwest Pharmaceuticals Co., a public company engaged in the research, development and commercialization of novel drug delivery systems, and as a director of a privately-held company developing fuel cells. Ms. VanLent holds a B.A. in Physics from Mount Holyoke College.

        All directors hold office until the next annual meeting of the Company’s stockholders and until the election and qualification of their successors, or their earlier resignation or removal. Each director who is not also an employee of the Company and who is not designated to the Board of Directors pursuant to a contractual right (an “Outside Director”), receives an annual retainer of $33,333, payable in quarterly installments of approximately $8,333 each, for serving on the Board of Directors. In recognition of the increased services and time commitment required of a director who also serves as Chairman of the Board of Directors, the Chairman of the Board of Directors receives an additional annual retainer of $10,000, payable in quarterly installments of $2,500 each. In addition, Outside Directors are awarded compensation in the form of restricted shares of Common Stock (“Restricted Shares”) and options to purchase shares of Common Stock (“Options” and collectively with Restricted Shares, the “Awards”) under the Company’s Equity Incentive Plan (the “Incentive Plan”). Under the terms of the Incentive Plan, Outside Directors are automatically awarded, upon their election or re-election as Outside Directors, non-statutory Options to purchase that number of shares of Common Stock (“Shares”) which results in an Options value of approximately $33,333 (using a commonly used valuation model and certain Company-specific assumptions), and a number of Restricted Shares which, when multiplied by the then fair market value (determined under the Incentive Plan) of a Share, have a fair market value of approximately $33,333. These Awards are pro rated for Outside Directors who are elected between annual stockholder meetings. The Options are exercisable and the Restricted Shares are fully vested the day that is the later of 30 days after the award date or the day immediately preceding the end of the fiscal quarter of the Company in which they are awarded. The Options expire after ten years.

        Directors who are employees may receive awards in their capacity as Company employees, as described in the “Executive Compensation” section of this proxy statement.

        The following table sets forth the number of Restricted Shares and the number of Shares subject to Options granted under the Incentive Plan to each of the Company’s current Outside Directors during the year ended December 31, 2002, and the exercise price per share for such Options.

	Number of		Shares	Exercise
	Restricted	Dollar	Subject to	Price
Name	Shares	Value	Options	Per Share
J. Robert Buchanan (Chairman of the Board)	6,561	$33,333	10,256	$5.08
Sam H. Eletr	6,561	$33,333	10,256	$5.08
Lionel N. Sterling	6,561	$33,333	10,256	$5.08
Anne M. VanLent	6,561	$33,333	10,256	$5.08

        The Board of Directors held twelve meetings during the calendar year of 2002. Each of the incumbent directors attended at least 75% of the aggregate of all meetings of the Board and committees of which he or she was a member. The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, the Nominating Committee and the Executive Committee.

      Audit Committee

        The Audit Committee, which met on eight occasions during the calendar year of 2002, has responsibility for:

(a)

reviewing the Company’s annual and quarterly financial results and financial position, the scope and results of independent accountant reviews and audits of the Company’s financial statements, and the accounting standards and principles followed in preparing the Company’s financial statements;

(b)	evaluating the Company’s system of internal accounting controls;

(c)	recommending to the Board the appointment of the Company’s independent accountants; and

(d)	reviewing the Company’s financial reporting activities.

        The current members of the Audit Committee are Dr. Eletr, Mr. Sterling and Ms. VanLent. Mr. Sterling serves as the Chair of the Audit Committee. All members of the Audit Committee are “independent,” as such term is defined in Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards. The Board of Directors has determined that Mr. Sterling and Ms. VanLent are both “audit committee financial experts” as defined in Item 401(h) of the Securities and Exchange Commission’s (“SEC”) Regulation S-K.

      Compensation Committee

        The Compensation Committee, which met on three occasions during the calendar year of 2002, has responsibility for:

(a)

reviewing and making recommendations to the Board of Directors with respect to executive officer compensation, Company performance objectives applicable to long-term and annual incentive compensation programs, compensation for Outside Directors and employee compensation policies generally; and

(b)	administering the Incentive Plan and 1985 Stock Option Plan (the “1985 Plan”).

        The current members of the Compensation Committee are Dr. Buchanan and Ms. VanLent. Ms. VanLent is the Chair of the Compensation Committee.

      Nominating Committee

        The Nominating Committee, which met on one occasion during the calendar year of 2002, has responsibility for:

(a)	reviewing and making recommendations to the Board regarding Board composition and structure and the nature and duties of Board committees;

(b)	establishing criteria for membership on the Board and its committees;

(c)	recommending to the Board qualified persons to be nominated for election or re-election as directors and officers of the Board, and for election as committee members and committee chairpersons;

(d)	reviewing the Chief Executive Officer’s nomination of corporate officers and making recommendations to the Board with respect to such persons;

(e)	reviewing and making recommendations to the Board with respect to the executive management needs of the Company; and

(f)

considering suggestions for Board membership submitted by stockholders in accordance with the notice provisions and procedures set forth in Section 12 of Article II of the Company’s By-laws, a copy of which may be obtained upon request of the Company at the address listed herein.

        The current members of the Nominating Committee are Dr. Buchanan, Ms. VanLent and Mr. Moffitt (ex officio). Dr. Buchanan is the Chair of the Nominating Committee.

      Executive Committee

        The Executive Committee, which did not meet during the calendar year of 2002, has responsibility for ensuring the ability of the Board to deliberate on all matters, except certain major corporate events, during intervals between meetings of the Board. The members of the Executive Committee are Dr. Buchanan, Mr. Moffitt and Ms. VanLent. Dr. Buchanan is the Chair of the Executive Committee.

      Section 16 (a) Beneficial Ownership Reporting Compliance

        Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) requires directors and executive officers and persons owning more than ten percent of a class of the Company’s equity securities (“10% Stockholders”), if any, to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s equity and equity derivative securities. Based solely upon a review of the copies of such reports furnished to the Company, or written representations from reporting persons, the Company believes that during 2002 all filing requirements applicable to its executive officers, directors and 10% Stockholders were met.

PROPOSAL II – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

        Subject to stockholder ratification and in accordance with Section 301 of the Sarbanes-Oxley Act of 2002, the Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) to audit the Company’s financial statements for 2003. If the stockholders do not ratify this appointment, the Audit Committee will reconsider the appointment of PwC.

        PwC has audited the Company’s financial statements since the inception of the Company in 1983. For more detailed information regarding the relationship between PwC and the Company, please refer to the section titled “Relationship with Independent Auditors” on the following page of this proxy.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS
VOTE “FOR” SUCH RATIFICATION

III – OTHER BUSINESS

        The Board of Directors does not intend to present at the 2003 Annual Meeting of Stockholders any business other than the matters described in this proxy statement. If any other matter is presented at the 2003 Annual Meeting of Stockholders, which under applicable proxy regulations need not be included in this proxy statement or of which the Board of Directors did not know a reasonable time before this solicitation would be presented, the persons named in the accompanying proxy will vote proxies with respect to such matter in accordance with their best judgment.

RELATIONSHIP WITH INDEPENDENT AUDITORS

        In accordance with Section 301 of the Sarbanes-Oxley Act of 2002, the Audit Committee has appointed PwC to audit the Company’s financial statements for 2003. PwC has audited the Company’s financial statements since the inception of the Company in 1983. Services provided by PwC for the years ended December 31, 2002 and 2001 included: audit of the Company’s financial statements, review of the Company’s filings with the SEC, and consultation on matters related to accounting, financial reporting and taxation. The following table shows the aggregate fees billed to the Company for professional services rendered for the fiscal years ended December 31, 2002 and December 31, 2001, respectively:

Independent Auditor Fee Summary

Fiscal Year	Audit Fees (1)	Audit-Related Fees (2)	Tax Fees (3)	Other Fees (4)
2002	$143,976	$19,748	$134,333	$0
2001	$198,788	$38,895	$208,209	$0

(1)

Aggregate fees billed for professional services rendered for the audit of the Company’s financial statements for the fiscal years ended December 31, 2002 and December 31, 2001, respectively, and reviews of the financial statements included in the Company’s Forms 10-Q during the same periods.

(2)

Aggregate fees billed for professional services rendered for the audit of the Company’s 401(k) employee benefit plan and for financial accounting and reporting consultations for the fiscal years ended December 31, 2002 and December 31, 2001, respectively.

(3)

Aggregate fees billed for professional services rendered for tax related services including tax preparation, tax planning and tax advice, and tax compliance services for the fiscal years ended December 31, 2002 and December 31, 2001, respectively.

(4)

There were no fees billed for professional services rendered for the years ended December 31, 2002 and December 31, 2001, other than for the services covered in the first three columns of this table.Pursuant to the Audit Committee’s Charter, attached hereto as Exhibit A, the Audit Committee reviews with management and the independent auditors, and has the authority and responsibility to pre-approve any non-audit related services, including tax compliance and planning, and any audit related services proposed to be provided by the independent public accountants to the Corporation, including the compensation proposed to be paid by the Corporation to the independent public accountants for such services. Approximately 78% and 87% of the audit-related fees and tax fees in 2002 and 2001, respectively, were pre-approved by the Audit Committee.

        The Audit Committee has considered and determined that the fees disclosed in the table above are compatible with the maintenance of the independent auditors’ independence.

        Representatives of PwC are expected to be present at the 2003 Annual Meeting of Stockholders, during which they will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

AUDIT COMMITTEE REPORT

Dear Stockholders:

      The Audit Committee has responsibility for:

(a)

reviewing the Company’s annual and quarterly financial results and financial position, the scope and results of independent accountant reviews and audits of the Company’s financial statements, and the accounting standards and principles followed in preparing the Company’s financial statements;

(b)	evaluating the Company’s system of internal accounting controls;

(c)	appointing the Company’s independent accountants; and

(d)	reviewing the Company’s financial reporting activities.

        During 2002, the members of the Audit Committee were Mr. Sterling, Dr. Eletr, and Ms. VanLent. Mr. Sterling is the Chair of the Audit Committee. The Audit Committee held eight meetings during the calendar year of 2002.

        The Audit Committee acts pursuant to a written charter that was first adopted and approved by the Board of Directors on January 29, 1997. That charter is reviewed at least annually by the Audit Committee and the Board of Directors. A copy of the Audit Committee’s revised charter, which was adopted in November 2002, is attached to this proxy statement as Appendix A.

        In connection with the Company’s consolidated financial statements for the year ended December 31, 2002, the Audit Committee:

(1)	reviewed with representatives of PricewaterhouseCoopers LLP (“PwC”), the Company’s independent auditors, their audit plans, scope and identification of audit risks;

(2)	reviewed and discussed the audited financial statements with Company management and with representatives of PwC; and

(3)	discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statements No. 89 and No. 90 (Communications with Audit Committees).

        The Audit Committee received from PwC the disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees), discussed the independence of PwC with PwC’s representatives, and considered whether the provision by PwC of non-audit related services was compatible with maintaining PwC’s independence. The Audit Committee also discussed with management and PwC the quality and adequacy of the Company’s internal controls. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors, and the Board concurred in such recommendation, that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the U.S. Securities and Exchange Commission. The Audit Committee has appointed PwC to audit the Company’s 2003 consolidated financial statements.

THE AUDIT COMMITTEE

Lionel N. Sterling	Sam H. Eletr	Anne M. VanLent
(Chair)

COMPENSATION COMMITTEE REPORT

      Dear Stockholders:

        Responsibility for determining compensation of the Company’s executive officers for services rendered during 2002 rested with the Company’s Board of Directors, which in making its decisions relied in part upon the recommendations of the Compensation Committee. The Compensation Committee currently consists of two outside directors: Dr. Buchanan and Ms. VanLent. Ms. VanLent has served as Chair of the Compensation Committee since April 2002. The Compensation Committee held three meetings during 2002 and 2003, which were dedicated to making compensation decisions in respect of services rendered in 2002.

        In determining the compensation of the Company’s executive officers, the Board of Directors has adopted a compensation strategy which seeks to attract and retain executives of high caliber who are capable of leading the Company in a complex, competitive and changing industry by rewarding superior performance and emphasizing equity participation in order to align the interests of Company management with those of its stockholders. The principal components of the Company’s executive officers’ compensation are salary, annual incentive bonuses (cash and stock options and/or restricted stock) and a long-term incentive component (stock options and/or restricted stock). Salaries of the Company’s executive officers are set at levels intended to be competitive with salaries for executives with comparable responsibilities at comparable companies. Stock option and restricted stock grants and cash bonuses are employed to enhance the competitiveness of compensation packages, to reward exemplary performance and to provide incentive for reaching further performance goals. From time to time, the Compensation Committee has employed compensation consultants to assist it in designing the components of the Company’s executive officer compensation packages and in determining the competitiveness of such packages.

        The Board of Directors has established an annual incentive program (“AIP”) pursuant to which stock option grants and cash bonuses for all of the Company’s employees, including executive officers, are awarded based on achievement of certain quantitative and qualitative criteria, some of which relate to the Company’s performance and others of which relate to the performance of the individual employee and/or the performance of functional units. The Company’s performance criteria are selected by the Board of Directors, based on recommendations made by the Compensation Committee. Awards to the Company’s Chief Executive Officer primarily have been based on achievement of the Company’s performance criteria, but also can be based on achievement of individual performance criteria set by the Board of Directors based on recommendations made by the Compensation Committee. Awards to the other executive officers are based on achievement of Company, individual and functional unit performance criteria. Individual and functional unit performance criteria for other executive officers are set by the Company’s Chief Executive Officer, who also evaluates performance against such criteria. The performance of all executive officers against the applicable criteria is reviewed with the Compensation Committee and the Board of Directors. The long-term incentive program has been terminated effective at the end of 2001.

        The Company’s performance criteria selected by the Compensation Committee and approved by the Board of Directors under the AIP for 2002 included increases in revenues, reduced cartridge manufacturing costs and progress in new product development. For each such criteria, the Compensation Committee recommended and the Board of Directors approved the establishment of “minimum”, “target” and “maximum” award levels. The Compensation Committee recommended, and the Board of Directors approved, the making of awards under the AIP for 2002 performance on the basis of 99.5% achievement of the “target” award level.

        In 2002, in preparation for its decision to allow the Abbott Agreement to expire, the Company established a strategic incentive program (the “SIP”) pursuant to which stock option grants for certain of the Company’s employees, including executive officers, were awarded. These stock options vest on the seventh anniversary of the date of grant. However, the applicable stock option agreements contain certain provisions for acceleration of vesting. The acceleration provisions are based on achievement of certain objective and measurable strategic criteria related to the success of the Company’s transition to direct product distribution, some of which relate to the Company’s performance and others of which relate to the performance of the individual employee and/or the performance of functional units. Options to purchase a total of 865,000 shares of common stock of the Company were granted under the SIP during 2002, including 460,000 to named executive officers. The Company does not anticipate granting any additional SIP stock options to the current participants until 2006 or later.

        With respect to the compensation of William P. Moffitt, the Company’s President and Chief Executive Officer, his 2002 base salary was set at $403,000, which represents an increase of $23,000 from his 2001 base salary of $380,000, and he received a cash bonus in the amount of $80,197 under the AIP with respect to 2002 performance. Mr. Moffitt’s base salary will not increase during 2003.

        Under Section 162(m) of the Internal Revenue Code of 1986, as amended, and regulations thereunder, no federal income tax deduction by a publicly-held company is allowed for certain types of compensation paid to certain highly compensated employees to the extent that the amount of such compensation for a taxable year for any such individual exceeds $1 million. Section 162(m) excludes “performance based” compensation from its deductibility limits. The compensation realized upon the exercise of stock options is considered “performance based” if, among other requirements, the plan pursuant to which the options are granted has been approved by the Company’s stockholders and has a limit on the total number of shares that may be covered by options issuable to any plan participant in any twelve-month period. Stock options currently held by the Company’s employees, including executive officers, were granted under both the 1985 Plan, which does not comply with such requirements, and the Incentive Plan, which does comply with such requirements.

        The limitations of Section 162(m) did not affect the deductibility of Mr. Moffitt’s compensation in 2002 that was not “performance based” which included the award of the bonuses described above, and other items described elsewhere in this proxy statement. In addition, such limitations did not affect the deductibility of compensation paid by the Company to other employees during 2002. The Compensation Committee believes that while tax deductibility is an important factor, it is not the sole factor to be considered in setting executive compensation policy. This is especially true while the Company continues to generate operating losses, or has net operating losses available to be applied against its taxable income. Nevertheless, the Compensation Committee intends to continue to evaluate the Company’s compensation programs in light of the Section 162(m) requirements.

THE COMPENSATION COMMITTEE

J.Robert Buchanan, M.D	Anne M. VanLent
(Committee Chair)	(Chairman of the Board of Directors)

EXECUTIVE COMPENSATION

        The following tables show for the periods indicated the compensation paid to, or accrued for the benefit of, the Company’s Chief Executive Officer and each of the Company’s other four most highly compensated executive officers who served in such capacities at December 31, 2002 (collectively, the “Named Executive Officers”).

Summary Compensation Table

					Long Term Compensation Awards
		Annual Compensation Salary ($)
	Year
			Bonus ($)	Other Annual Compensation ($)
					Restricted Stock Awards	Securities Underlying Options(#)	All Other Compensation
William P. Moffitt, President and Chief Executive Officer	2002	$403,000	$80,1973/	$568,1536/		160,00014/ 150,0007/	$1,0324/ $8,6715/ $3,00010/ $10,00011/
	2001	$380,000	$70,6803/ $64,0009/	$794,3248/		71,7982/	$1,0324/ $8,9095/ $2,55010/
	2000	$350,000	$57,4003/ $151,5949/			16,3612/	$5524/ $9,7355/ $2,55010/
Michael Zelin, Executive Vice President, Chief Technology Officer	2002	$285,000	$70,8943/			110,00014/ 17,0007/	$2504/ $3,00010/
	2001	$263,200	$48,9553/			41,8782/	$2404/ $2,55010/
	2000	$235,000	$42,3943/			10,1762/	$2404/ $2,55010/
Noah J. Kroloff, Vice President, Corporate Development	2002	$195,000	$18,9173/			6,4682/ 50,00014/	$2554/ $3,00010/
	2001	$183,600	$25,6123/			27,3872/	$2554/ $2,55010/
	2000	$170,000	$20,9103/			6,2732/	$2164/ $2,55010/
Lorin J. Randall15/, Senior Vice President of Finance, Treasurer and Chief Financial Officer	2002	$152,041	$37,3283/		50,80012/	10,8832/ 25,00013/ 60,00014/	$6024/ $1,87310/
Bruce F. Basarab16/, Executive Vice President of Commercial Operations	2002	$93,750	$20,7293/			6,2192/ 40,00013/ 80,00014/	$3444/ $93810/

1/	The Company did not award any stock appreciation rights to the Named Executive Officers or make any long-term incentive plan payouts in 2002.

2/	Represents shares of Common Stock issuable upon exercise of stock options awarded pursuant to the Company’s Annual Incentive Program or Long-Term Incentive Program, in each case awarded in respect of the year noted but not actually granted until the subsequent year, or in lieu of a salary increase.

3/	Represents cash bonus awarded pursuant to the Company’s Annual Incentive Program in respect of the year noted but not actually received until the subsequent year.

4/	Represents amounts paid by the Company for life insurance premiums.

5/	Represents payment for leased automobile.

6/	Represents the partial forgiveness in the amount of $324,262 of a loan granted in connection with a 1999 restricted stock grant, and $243,891 in amounts reimbursed for the payment of taxes.

7/	Represents shares of Common Stock issuable upon exercise of stock options awarded as a special incentive (replacement of expired options).

8/	Represents the partial forgiveness in the amount of $324,262 of a loan granted in connection with a 1999 restricted stock grant, and $254,044 in amounts reimbursed for the payment of taxes. Also includes $216,018 in gains from the exercise of non-qualified stock options.

9/	Represents a cash bonus paid at the discretion of the Board for performance in the year noted, aimed at relieving the executive officer of certain interest obligations and related tax payments under a loan granted in connection with a 1999 restricted stock grant.

10/	Represents the Company's matching of employee 401(k) contributions.

11/	Represents the recognition of income from the forgiveness of a prior relocation advance. grant.

12/	Represents the fair value of shares of Common Stock awarded at time of hire.

13/	Represents shares of Common Stock issuable upon exercise of stock options awarded at time of hire.

14/	Represents shares of Common Stock issuable upon exercise of stock options awarded pursuant to the Company’s Strategic Incentive Program.

15/	Mr. Randall was hired on May 30, 2002 at an annual salary of $257,250.

16/	Mr. Basarab was hired on August 16, 2002 at an annual salary of $250,000.

Table of Option Grants in Last Fiscal Year1/

		Individual	Grants			Potential Realizable Value $ at Assumed Rates of Stock Price Appreciation for Option Term/2
		% of Total Options Granted to Employees in Fiscal Year1/
	Options Granted3/
				Exercise or Base Price ($/Share)	Expiration Date
						5%	10%
William P. Moffitt	150,0004/	10.48%		$10.00	5/30/2012	$1,241,218	$1,976,432
	160,0005/	11.18%		$2.89	8/5/2012	$753,250	$1,199,466
Michael Zelin	17,0004/	1.19%		$5.08	5/30/2012	$140,680	$224,018
	110,0005/	7.69%		$2.89	8/5/2012	$517,859	$824,633
Noah Kroloff	6,4686/	0.45%		$3.87	2/13/2013	$40,773	$64,924
	50,0005/	3.49%		$2.89	8/05/2012	$235,391	$374,833
Lorin J. Randall	10,8836/	0.76%		$3.87	2/13/2013	$68,604	$109,241
	25,0007/	1.75%		$5.08	5/30/2012	$206,883	$329,438
	60,0005/	4.19%		$2.89	8/05/2012	$282,469	$449,800
Bruce F. Basarab	6,2196/	0.43%		$3.87	2/13/2013	$39,203	$62,425
	80,000	5.59%		$2.80	8/16/2012	$364,896	$581,056
	40,0007/	2.80%		$2.80	8/16/2012	$182,448	$290,528

1/	The table represents option grants earned in the last fiscal year. The actual range of grant dates included in the period is February 18, 2002 through February 13, 2003.

2/	The dollar amounts under these columns are the result of calculations of the potential realizable value using the fair value of the award on the date of grant and the 5% and 10% appreciation rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the stock price of the Company. If the Company’s stock price were in fact to appreciate at the assumed 5% or 10% annual rate for the ten-year term of these options, a $1,000 investment in the Common Stock of the Company would be worth $1,629 and $2,594, respectively, at the end of the term.

3/	All options were granted under the Incentive Plan or the 1985 Plan. The exercise prices were based on the fair market value (as determined in accordance with the Incentive Plan) of the shares of Common Stock at the time the options were granted, except for the grant of 150,000 shares to Mr. Moffitt on May 30, 2002 at $10.00 per share (the fair market value was $5.08 per share). Payment of the exercise price may be in cash or by any other lawful means authorized by the Board of Directors. Generally, options terminate ten years after the date of grant or within three months following termination of the optionee’s employment, whichever occurs earlier.

4/	Represents stock options approved by the Board of Directors in May 2002 as a special grant that replaced stock options that previously expired. The fair market value of such award was $5.08 per share.

5/	Represents stock options awarded in August 2002 pursuant to the Company’s Strategic Incentive Program. Such options vest on the seventh anniversary of the date of grant, however vesting may be accelerated if the individual achieves certain objective performance goals.

6/	Represents stock options awarded in February 2003 pursuant to the Company’s Annual Incentive Program to recognize and reward performance in 2002. Such stock options are exercisable over a three-year period (50% after the first anniversary of the date of grant and an additional 25% after each of the second and third anniversaries of the date of grant).

7/	Represents stock options awarded on the individuals' date of hire.

Option Year-End Value Table
(2002 Fiscal Year-End Option Value)

			Number of Securities Underlying Unexercised Options at December 31, 2002 (#)		Values of Unexercised In-the-Money Options at December 31, 2002 ($)
	Shares Acquired on Exercise (#)
Name		Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
William P. Moffitt[2]	—	—	177,748	626,311	—	$177,600
Michael Zelin[3]	—	—	196,207	215,556	—	$122,100
Noah Kroloff	—	—	131,451	90,464	—	$55,500
Lorin J. Randall	—	—	—	85,000	—	$66,600
Bruce F. Basarab	—	—	—	120,000	—	$144,000
1/	The dollar values have been calculated by determining the difference between (i) $4.00, the closing price of the securities underlying the options on December 31, 2002, and (ii) the exercise price of the options.

2/	On March 3, 2003, Mr. Moffitt voluntarily forfeited stock options representing 332,368 shares, of which 314,445 shares were exercisable and 17,923 shares were unexercisable as of March 3, 2003. During the period of January 1, 2003 to March 3, 2003, an additional 228,653 shares became exercisable.

3/	On March 3, 2003, Mr. Zelin voluntarily forfeited stock options representing 69,893 shares, of which 60,759 shares were exercisable and 9,134 shares were unexercisable as of March 3, 2003. During the period of January 1, 2003 to March 3, 2003, an additional 41,940 shares became exercisable.

        The Company does not have a defined benefit or actuarial pension plan. During 2002, the Company did not have a “long-term incentive plan”, and the Company did not make any “long-term incentive awards”, as such terms are defined in Item 402 of Regulation S-K.

Performance Graph

        The following is a line graph comparison of the Company’s yearly percentage change in cumulative total stockholder return for the fiscal year ended December 31, 2002, assuming an investment of $100 on January 1, 1998 and dividend reinvestment, with that of the NASDAQ Index and the Company’s Index of Comparable Companies.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN AMONG I-STAT CORPORATION, NASDAQ MARKET INDEX AND SIC CODE INDEX

DOLLARS
300
250
200
150
100
50
0
1997
1998
1999
2000
2001
2002
I-STAT CORPORATION
SIC CODE INDEX
NASDAQ MARKET INDEX

ASSUMES $100 INVESTED ON JAN. 01, 1998
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC. 31, 2002

_________________

* See Appendix B for the identity of the issuers in the peer group used by the Company for this comparison. These issuers are the companies appearing under the Standard Industrial Classification Code 3845 for electromedical and electrotherapeutic apparatus.

Employment Contracts, Termination of Employment and Change-In-Control Arrangements

        In January 1998, the Company entered into a five-year employment agreement (the “Employment Agreement”) with Mr. Moffitt pursuant to which the Company is obligated to pay Mr. Moffitt an annual salary of $335,000 or such greater amount as the Company’s Board of Directors may approve from time to time (“Base Salary”). Due to automatic renewal provisions in the Employment Agreement, it will continue to be in effect beyond its initial five-year term until such time it is terminated by either the Company or Mr. Moffitt, or until it is superceded by a new employment agreement. If the Company’s Annual Incentive Plan (“AIP”) remains in place, the Company is also required to pay Mr. Moffitt an annual bonus for each fiscal year, consisting of between 7.5% and 25% of the Base Salary in cash, and stock options to purchase between 11,500 and 34,500 shares of Common Stock, assuming that the performance criteria set by the Board under the AIP with respect to such year are met or exceeded. Upon termination of Mr. Moffitt’s employment in certain circumstances, including Mr. Moffitt’s resignation following a Change in Control of the Company (as defined in the Employment Agreement), the Company also is obligated to pay Mr. Moffitt a lump sum payment of up to twice his Base Salary plus a cash bonus equal to 15% of his Base Salary, and in such circumstances, the Company also is obligated to continue certain of Mr. Moffitt’s employment benefits for a period of time after termination of his employment. The agreement also provides for reimbursement to Mr. Moffitt for any excise tax imposed by Section 4999 of the Code on any portion of his compensation or benefits payable under the Employment Agreement in connection with a Change in Control and any such excise tax and any other taxes imposed by the Internal Revenue Code or under state law on the reimbursement for any such excise taxes. Under the Agreement, Mr. Moffitt also was awarded an option under the Company’s 1985 Plan to purchase up to 200,000 shares of Common Stock. Such option was not exercisable prior to January 2003, at which time it became fully exercisable. Such stock option to purchase up to 200,000 shares of Common Stock was voluntarily forfeited by Mr. Moffitt on March 3, 2003.

        In February 1999, the Company entered into a stock award agreement (the “Stock Award Agreement”) with Mr. Moffitt under which he was awarded 250,000 shares of Common Stock under the Incentive Plan (the “Restricted Shares”). Of the Restricted Shares, 50,000 shares immediately vested. The remaining shares vested on February 5, 2002. The Company loaned (the “Loan”) to Mr. Moffitt, an amount equal to the federal, state and local income taxes payable by Mr. Moffitt in connection with the award of the Restricted Shares. The Loan bears interest at the minimum applicable federal rate and is required to be repaid annually over a three-year period. The aggregate principal amount of the Loan as of March 14, 2003 was $324,262, and the largest aggregate amount of the Loan outstanding during 2002 was $648,524. One-third of the Loan was forgiven on each of April 13, 2001 and 2002, and the remaining one-third will be forgiven on April 13, 2003, so long as Mr. Moffitt remains employed by the Company. The forgiveness of the Loan is subject to acceleration upon (a) the termination by the Company of Mr. Moffitt’s employment without Cause (as defined), (b) the occurrence of a Change in Control of the Company (as defined under the Employment Agreement), (c) the voluntary resignation of Mr. Moffitt due to a Diminution of Responsibility (as defined), or (d) the death or Permanent Disability of Mr. Moffitt. The Board may award Mr. Moffitt cash bonuses from time to time tied to his performance in order to assist Mr. Moffitt with the interest payments on the Loan and any related tax liabilities from the award of such cash bonuses, if any. The Loan is payable by Mr. Moffitt prior to maturity within 180 days after his voluntary resignation from the Company or the termination of his employment by the Company for Cause. The Company also has agreed to make additional payments to Mr. Moffitt to the extent he incurs any additional federal, state or local income taxes in connection with the forgiveness of the Loan or to the extent he faces any other tax liability as a result of the award of the Restricted Shares. Mr. Moffitt is required to pay to the Company any after-tax profits realized in connection with his exercise of certain designated stock options and the sale of the Common Stock underlying such options, up to the total amount of the Loan, whether or not forgiven. On March 3, 2003, certain of such designated stock options were forfeited by Mr. Moffitt.

        In April 1994, Mr. Kroloff entered into an agreement with the Company pursuant to which, upon termination of Mr. Kroloff’s employment by the Company for any reason other than gross misconduct or cause, the Company is obligated to continue to pay Mr. Kroloff’s salary for four months, with such compensation continuing for up to a total of eight months if Mr. Kroloff has not found employment or commenced self-employment prior to the expiration of the first four months.

        In May 2002, the Company entered into a four-year employment agreement with Mr. Randall pursuant to which the Company is obligated to pay Mr. Randall an annual salary of $257,250 or such greater amount as the

Company’s Board of Directors may approve from time to time. Under the Company’s AIP, or a substantially similar program, the Company is also required to pay Mr. Randall an annual bonus for each fiscal year, consisting of between 7.5% and 22.5% of Mr. Randall’s annual salary in cash, and stock options to purchase between 5,000 and 15,000 shares of Common Stock, assuming that the performance criteria set by the Board under the AIP with respect to such year are met or exceeded. Upon termination of Mr.Randall’s employment in certain circumstances, the Company is obligated to pay to Mr. Randall (i) monthly compensation equal to one-twelfth of Mr. Randall’s then current annual salary and target annual bonus for a period not to exceed 18 months following the date of termination, along with certain benefits for a similar period and (ii) the target annual bonus for the current fiscal year on a pro rata basis corresponding to the date of termination. In addition, under such circumstances, the vesting of all unvested stock options granted to Mr. Randall as of the date of termination will be automatically accelerated.

        In August 2002, the Company entered into a four-year employment agreement with Mr. Basarab pursuant to which the Company is obligated to pay Mr. Basarab an annual salary of $250,000 or such greater amount as the Company’s Board of Directors may approve from time to time. Under the Company’s AIP, or a substantially similar program, the Company is also required to pay Mr. Basarab an annual bonus for each fiscal year, consisting of between 10% and 30% of Mr. Basarab’s annual salary in cash, and stock options to purchase between 7,500 and 22,500 shares of Common Stock, assuming that the performance criteria set by the Board under the AIP with respect to such year are met or exceeded. Upon termination of Mr. Basarab’s employment in certain circumstances, the Company is obligated to pay to Mr. Basarab (i) monthly compensation equal to one-twelfth of Mr. Basarab’s then current annual salary for a period not to exceed 18 months following the date of termination, along with certain benefits for a similar period, and (ii) a lump sum of the cash portion of the performance bonus at the target level applicable to the year in which termination occurs, pro rated as if Mr. Basarab had continued to be employed by the Company for 18 months after such termination. In addition, under such circumstances, the vesting of all unvested stock options granted to Mr. Basarab as of the date of termination will be automatically accelerated.

        Pursuant to the 1985 Plan and the Incentive Plan, all awards immediately become exercisable in full, in the case of options, or fully vested and no longer subject to any forfeiture (unless otherwise provided in the applicable award agreement) in the case of restricted shares, (i) upon any merger or consolidation of the Company if the stockholders of the Company immediately before such merger or consolidation do not own, directly or indirectly, immediately following such merger or consolidation, more than 50% of the combined voting power of the resulting outstanding voting securities in substantially the same proportion as their pre-merger or pre-consolidation ownership; (ii) upon the transfer of all or substantially all of the business and/or assets of the Company, or assets representing over 50% of the Company’s operating revenue of the Company; or (iii) if any person who was not, on April 21, 1995, a controlling person (as defined in Rule 405 under the Securities Act of 1933, as amended) (“Controlling Person”) becomes either (x) the beneficial owner of over 50% of the Company’s outstanding Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally or (y) a Controlling Person.

PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information with respect to beneficial ownership of the Company’s voting stock as of March 14, 2003 (unless otherwise noted), by each of the Named Executive Officers, all current directors, and all current directors and Named Executive Officers as a group, and each person known by the Company to be the beneficial owner of more than five percent of the Company’s voting stock, except as qualified by the information set forth in the notes to this table:

	Shares
	Beneficially	Percentage
Name	Owned (1)	Owned(2)
Stephen Feinberg (3)	3,362,708	14.99
Cerberus Partners, L.P.
450 Park Avenue
New York, NY 10022
John Hancock Financial Services (4)	3,263,255	14.55
John Hancock Place, Post Office Box 111
Boston, MA 02117
Abbott Laboratories	2,000,000	8.92
100 Abbott Park Road
Abbott Park, IL 60064
Vanguard Explorer Fund (5)	1,257,000	5.60
100 Vanguard Boulevard
Malvern, PA 19355
J. Robert Buchanan (6)	40,211	*
Bruce F. Basarab (7)	-0-	*
Sam H. Eletr (8)	24,827	*
Daniel R. Frank (9)	96,200	*
Noah J. Kroloff (10)	167,605	*
William P. Moffitt (11)	370,327	1.65
Lorin J. Randall (12)	11,000	*
Lionel N. Sterling (13)	172,404	*
Anne M. VanLent (14)	36,800	*
Michael Zelin (15)	226,017	1.01
All current directors and Named Executive Officers as a group (10 persons) (16)	1,145,391	5.11

_________________
* Less than one percent.

(1)

Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days, by May 13, 2003, are deemed outstanding for purposes of computing the percentage ownership of the person holding such securities but not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as indicated, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of voting stock shown as beneficially owned by them.

(2)

The “Percentage Owned” calculations are based on the respective number of shares beneficially owned which is divided by the outstanding shares of Common Stock as of March 14, 2003 plus the Eligible Series D Stock and warrants and stock options that are currently exercisable or are exercisable within 60 days, by May 13, 2003.

(3)

Pursuant to a 13D/A filed by Stephen Feinberg on January 24, 2002, securities reported as being beneficially owned by Cerberus Partners L.P. and certain of its affiliates (“Cerberus”) for purposes of Regulation 13d-3 of the Exchange Act equal 14.99% of the total shares of Common Stock. On December 12, 2001, Cerberus acquired 30,000 shares of the Series D Stock and warrants (the “Warrants”) to purchase up to 937,500 shares of Common Stock. The number of shares of Common Stock that may be acquired upon the conversion of the Series D Stock or upon the exercise of the Warrants is in each case limited so that until certain conditions are satisfied (subject to certain exceptions), the total number of shares of the Common Stock then beneficially owned by the holder thereof may not exceed 14.99% of the total number of issued and outstanding shares of Common Stock, including for such purpose the shares of Common Stock issuable upon such conversion and/or exercise. See “Certain Transactions.” Without giving effect to these limitations, Stephen Feinberg would be deemed to beneficially own 6,934,363 shares of Common Stock, over which Mr. Feinberg possesses sole voting and dispositive power.

(4)

Pursuant to Schedule 13G/A filed by John Hancock Financial Services, Inc. (“John Hancock”) on January 31, 2003, securities reported as being beneficially owned by John Hancock consist of 3,009,780 shares of Common Stock and warrants to purchase 253,475 shares of Common Stock, in each case beneficially owned by its subsidiary, John Hancock Advisors, Inc.

(5)

Pursuant to Schedule 13G filed by Vanguard Explorer Fund (“Vanguard”) dated February 12, 2003. Securities reported as being beneficially owned by Vanguard consist of 1,257,000 shares of Common Stock over which Vanguard reports sole voting power and shared dispositive power. These shares are also deemed to be beneficially owned by an investment adviser, Wellington Management Company, LLP (“WMC”). Pursuant to a Schedule 13G/A filed by WMC dated February 12, 2003, securities reported as being beneficially owned by WMC consist of 1,257,000 shares of Common Stock owned of record by clients of WMC, which WMC, in its capacity as investment adviser, may be deemed to beneficially own. WMC has no voting power over the 1,257,000 shares. WMC shares power to dispose or direct the disposition of such shares.

(6)	Consists of 12,243 shares of Common Stock held by Dr. Buchanan and 27,968 shares which Dr. Buchanan has the right to acquire upon the exercise of options under the 1985 and Incentive Plans.

(7)	Does not include 126,219 shares which Mr. Basarab has the right to acquire upon the exercise of options under the 1985 and Incentive Plans which are not exercisable by May 13, 2003.

(8)	Consists of 9,352 shares of Common Stock held by Dr. Eletr and 15,475 shares which Dr. Eletr has the right to acquire upon the exercise of options under the Incentive Plan.

(9)	Consists of 96,200 shares of Common Stock held by Mr. Frank.

(10)

Consists of 25,000 shares of Common Stock held by Mr. Kroloff and 142,605 shares which Mr. Kroloff has the right to acquire upon the exercise of options under the 1985 and Incentive Plans. Does not include 85,778 shares which Mr. Kroloff has the right to acquire upon the exercise of options under the 1985 and Incentive Plans which are not exercisable by May 13, 2003.

(11)

Consists of 278,371 shares of Common Stock held by Mr. Moffitt and 91,956 shares which Mr. Moffitt has the right to acquire upon the exercise of options under the 1985 and Incentive Plans. Does not include 379,735 shares which Mr. Moffitt has the right to acquire upon the exercise of options under the 1985 and Incentive Plans which are not exercisable by May 13, 2003.

(12)

Consists of 11,000 shares of Common Stock held by Mr. Randall. Does not include 95,883 shares which Mr. Randall has the right to acquire upon exercise of options under the Incentive Plan which are not exercisable by May 13, 2003.

(13)

Consists of 31,718 shares of Common Stock held by Mr. Sterling, 108,493 total shares that Mr. Sterling has the right to acquire on an equal one-third basis from each of John Whitehead, Peter Whitehead and Susan Whitehead, and 32,193 shares which Mr. Sterling has the right to acquire upon the exercise of options under the 1985 and Incentive Plans.

(14)	Consists of 14,206 shares of Common Stock held by Ms. VanLent and 22,594 shares which Ms. VanLent has the right to acquire upon the exercise of options under the Incentive Plan.

(15)

Consists of 48,629 shares of Common Stock held by Mr. Zelin and 177,388 shares which Mr. Zelin has the right to acquire upon the exercise of options under the 1985 and Incentive Plans. Does not include 164,482 shares which Mr. Zelin has the right to acquire upon the exercise of options under the 1985 and Incentive Plans which are not exercisable by May 13, 2003.

(16)

Includes 618,672 shares of Common Stock which such officers and directors have the right to acquire upon the exercise of options under the 1985 and Incentive Plans or pursuant to a third-party arrangement. Does not include 852,097 shares which such officers and directors have the right to acquire upon the exercise of options under the 1985 and Incentive Plans which are not exercisable by May 13, 2003.

CERTAIN TRANSACTIONS

Abbott Laboratories

        In August 1998, the Company and Abbott Laboratories (“Abbott”) entered into a Marketing and Distribution Agreement (the “Abbott Distribution Agreement”). In addition to the Abbott Distribution Agreement, the Company and Abbott also entered into a Funded Research & Development Agreement (the “Abbott Research Agreement”), a Common Stock Purchase Agreement, a Standstill Agreement and a Registration Rights Agreement (collectively known as the “Abbott Alliance Agreements”). Distribution under the Abbott Distribution Agreement commenced in the United States on November 1, 1998. A subsequent international rollout commenced in various countries during the second half of 1999. As a result of the Abbott Distribution Agreement, the majority of the Company’s revenues are now derived from Abbott. The primary objective of the Abbott Alliance Agreements was to strengthen the Company’s product marketing and distribution capability and accelerate the development of new products.

        Under the Abbott Distribution Agreement, Abbott has become, subject to the then existing rights of the Company’s existing international distributors, the exclusive worldwide distributor of the Company’s existing products and any new products the Company may develop for use in the professionally attended human healthcare delivery market during the term of the Abbott Distribution Agreement. Abbott has assumed the Company’s product sales to U.S. customers that were in place as of the inception of the Abbott Distribution Agreement (the “Base Business”) at no profit to Abbott, and the Company and Abbott share in the incremental profits derived from product sales beyond the Base Business. Abbott agreed to prepay to the Company a total of $25.0 million during the first three years of the Abbott Distribution Agreement against future incremental product sales. Such prepayments were applied as incremental cartridges were sold to Abbott over the first three years of the Agreement. Prepayments in amounts of $5.0 million, $4.0 million, $10.8 million and $5.2 million were received in September 1998, January 1999, January 2000 and January 2001, respectively. The remaining balance relating to these prepayments in the amount of approximately $5.0 million is included in the Company’s consolidated balance sheet under the heading “Related party liability, current” at December 31, 2002 and approximately $0.6 million is included in the Company’s consolidated balance sheet under the heading “Deferred revenues, current” at December 31, 2001.

        On July 25, 2002, the Company announced its decision to allow the Abbott Distribution Agreement to expire effective December 31, 2003. As a result, the Company is obligated to make the following payments to Abbott on the dates noted: (a) on December 31, 2003 a $5.0 million one-time termination fee, (b) on December 31, 2003, approximately $5.0 million representing the unrecognized portion of a $25.0 million prepayment received from Abbott, (c) early in 2004, approximately $2.0 million to repurchase inventory and equipment from Abbott, and (d) on December 31, 2004 and on each December 31 thereafter through 2008, for a total of five unequal residual payments based upon Abbott’s net sales of the Company’s products during 2003, an aggregate amount of approximately $47.0 million. The Company recognized the $5.0 million one-time termination fee and the $47.0 million in estimated residual payments as expense in its financial statements in the third quarter of 2002. Since the Abbott residual payments are based on Abbott’s actual net sales during 2003, the estimated liability for these residual payments is subject to change as the actual net sales become known. These charges had a material impact on the Company’s results of operations and these payments will have a material impact on the Company’s future cash flows. The Company anticipates that the profit margins presently being earned by Abbott as a result of the sale of the Company’s products will be earned by the Company commencing January 1, 2004, and will provide the Company with the sufficient cash to fund these payments to Abbott as they become due. The Company has begun to take actions to assume primary responsibility for the marketing and sale of its products, effective January 1, 2004. These actions have included hiring additional sales personnel, a vice president of medical affairs and an executive vice president of commercial operations. The Company anticipates further additions of sales and marketing personnel during 2003. The Company will incur additional costs and may recognize lower unit sales than anticipated as a result of resuming direct distribution of its products, the combination of which may adversely impact the Company’s future results of operations and cash flows.

        Under the terms of the Abbott Research Agreement, the Company is required to conduct research and develop products primarily to be commercialized by Abbott. Such research and development is to be funded by Abbott and Abbott will have exclusive worldwide commercialization rights to the products developed under the Abbott Research Agreement subject to certain limitations. The Company and Abbott jointly own the intellectual property that is developed during the course of work performed under the Abbott Research Agreement. In connection with this agreement, reimbursements from Abbott of $2.7 million are included in net revenues in 2000. There were no research and development reimbursements from Abbott in 2002 and 2001 and Abbott is not currently funding any of the Company’s research and development programs. The Abbott Research Agreement terminates upon expiration or termination of the Abbott Distribution Agreement, unless earlier terminated as provided therein. Upon such expiration or earlier termination, both the Company and Abbott will be permitted to distribute the products developed under the Abbott Research Agreement in the territory covered by the Abbott Distribution Agreement. The only program that has been, or is anticipated to be, funded by Abbott during the term of the Abbott Research Agreement was the development of certain aspects of the i-STAT 1 analyzer, specifically the mechanism that allows the MediSense® glucose test strips to be “read.” Abbott will retain certain rights to this mechanism following the expiration of the Abbott Alliance Agreements. Abbott will retain no other rights to any other products, product components, intellectual property, designs or trade secrets of the Company after the expiration of the Abbott Alliance Agreements.

        In 1998, under the Common Stock Purchase Agreement, Abbott purchased 2,000,000 shares (the “Purchased Shares”) of the Company’s Common Stock, at a price of $11.35 per share, resulting in net proceeds of $20.6 million. The Common Stock Purchase Agreement, together with the Registration Rights Agreement, contains certain terms and conditions pertaining to the voting and transfer of the Purchased Shares. Abbott may not sell more than 200,000 shares of the Company’s Common Stock during any three-month period and, when selling the Company’s Common Stock, must use its best efforts to sell the stock to a wide distribution of purchasers as is reasonably practicable so as to prevent any one purchaser of Purchased Shares from acquiring more than 5% ownership in the Company. The Standstill Agreement provides for limitations on Abbott’s ability to purchase the Company’s Common Stock, or to propose any merger or business combination with the Company or purchase of a material portion of the Company’s assets for a period of one year following the termination of the initial term of the Abbott Distribution Agreement. Therefore, the Standstill Agreement will remain in force until December 31, 2004.

        The foregoing description of the Abbott Alliance Agreements is qualified in its entirety by reference to the actual text of such agreements, copies of which were filed with the Commission as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998.

Loans to Mr. Moffitt

        In connection with a restricted stock award made to William P. Moffitt, the Company’s President and Chief Executive Officer, in 1999, the Company agreed to loan Mr. Moffitt such amounts as he may require to pay taxes in respect of such award. These loan arrangements are described more fully in this proxy statement under the section entitled “Employment Contracts, Termination of Employment and Change-In-Control Arrangements.”

Series D Preferred Stock Financing

        In December 2001, the Company closed a $30 million private placement with affiliates of Cerberus Capital Management, L.P. (collectively, “Cerberus”). In this financing, the Company issued 30,000 shares of Series D Stock with a stated value of $1,000 per share and an 8% preferential dividend and six-year warrants to purchase up to 937,500 shares of Common Stock at $8.00 per share (the “Series D Warrants”). The Series D Stock is mandatorily redeemable in December 2011 and may be redeemed by the Company any time after December 2007 (at a price equal to the stated value plus accrued and unpaid dividends). The Series D Stock may be converted into Common Stock at the holders’ option at a conversion price of $8.00 per share of Common Stock, subject to certain ownership level restrictions described below and subject to customary anti-dilution protection adjustments.

        No holder of the Series D Stock and Series D Warrants may convert or exercise its securities into shares of the Company’s Common Stock if after the conversion, such holder, together with any of its affiliates, would beneficially own over the ownership limitation percentage set by the Company, initially 14.99%. Under certain circumstances, the restrictions for Cerberus may be eased so that it will be entitled to convert or exercise its securities into shares of Common Stock if after the conversion it, together with an of its affiliates, does not beneficially own in excess of 34.00% of the outstanding shares of the Company’s Common Stock. Absent these limitations, Cerberus’ ownership as of March 14, 2003 would represent the right to acquire approximately 27.76% of the outstanding voting securities of the Company. Holders of Series D Stock are entitled to vote with holders of Common Stock as a single class on all actions to be taken by the stockholders of the Company, in an amount equal to one vote for each whole share of Common Stock into which such Series D Stock could be then converted, subject to the above limitations. These limitations do not prevent the holders from acquiring and selling shares of the Company’s Common Stock within these limitations. Cerberus is entitled to appoint one person to the Company’s Board of Directors for so long as it holds 10% of the outstanding securities of the Company on a fully diluted basis. Mr. Daniel Frank has been nominated for election to the Company’s Board of Directors by Cerberus pursuant to this right.

        So long as holders of the Series D Stock beneficially own at least 15% of the fully diluted shares of Common Stock that were outstanding immediately after the Series D Stock financing, such holders have a pro rata right of first refusal to participate in certain financing transactions proposed to be consummated by the Company. The holders of the Series D Stock are entitled to receive a cumulative dividend of 8% of the liquidation preference, payable quarterly. The dividends may be paid in cash, or accrue and be added to the liquidation preference, becoming payable in cash upon redemption or payable in Common Stock upon conversion. During the periods that the Common Stock trades at or above $15.00 per share for 45 consecutive trading days, the dividend rate will be reduced to 2%, and if during subsequent periods the Common Stock trades below $10.00 per share for 45 consecutive trading days, the dividend rate will adjust back to 8%.

STOCKHOLDER INFORMATION

ANY PERSON FROM WHOM PROXIES FOR THE MEETING ARE SOLICITED MAY OBTAIN, IF NOT ALREADY RECEIVED, FROM THE COMPANY, WITHOUT CHARGE, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002, BY WRITTEN REQUEST ADDRESSED TO i-STAT CORPORATION, 104 WINDSOR CENTER DRIVE, EAST WINDSOR, NEW JERSEY 08520, ATTENTION: INVESTOR RELATIONS DEPARTMENT. THE ANNUAL REPORT ON FORM 10-K IS NOT SOLICITING MATERIAL AND IS NOT INCORPORATED IN THIS DOCUMENT BY REFERENCE.

FUTURE STOCKHOLDER PROPOSALS

        The Company must receive at its principal office before December 31, 2003, any proposal which a stockholder wishes to submit for the 2004 Annual Meeting of Stockholders, if the proposal is to be considered by the Board of Directors for inclusion in the proxy materials for that meeting.

William P. Moffitt
President, Chief Executive
Officer and Director
March 19, 2003

Appendix A

Audit Committee Charter

INTRODUCTION

        i-STAT Corporation’s executive management is primarily responsible for the completeness and accuracy of its financial reporting and the adequacy of its internal financial and operating controls. Its Board of Directors has responsibility to oversee management’s exercise of these responsibilities. To assist the Board, the Corporation has established, through its bylaws, an Audit Committee whose authority and responsibilities are described by this Charter.

PURPOSE

        This Charter is created in order to define the Audit Committee’s objectives, the range of its authority, the scope of its activities and its duties and responsibilities. It is intended to give Audit Committee members, management, external and internal auditors a clear understanding of their respective roles. The Audit Committee and the Board of Directors will review and assess the adequacy of this Charter annually.

        While the Audit Committee has the powers and responsibilities set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent public accountants. Nor is it the responsibility of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent public accountants or to assure compliance with laws and regulations and the Corporation’s policies and procedures.

MISSION STATEMENT

        Oversight of the financial reporting process, the system of internal controls and the audit process.

GENERAL GUIDELINES

      Size, Composition and Term of Appointment

o	The Audit Committee is a committee of the Board of Directors and shall consist of no fewer than three directors, each of whom shall be able to read and understand financial statements at the time of his appointment, and at least one of whom shall have accounting or related financial management expertise as defined by the relevant rules promulgated by the Financial Accounting Standards Board (“FASB”), Securities and Exchange Commission (“SEC”), National Association of Securities Dealers (“NASD”) or other regulatory body. The Board of Directors shall appoint the Audit Committee’s Chairperson and members annually. The Committee shall be made up entirely of outside directors who are independent of management, as defined by the relevant SEC, FASB and NASD rules. Without limiting the foregoing, no person who has been employed by or been a principal of the Corporation’s independent public accountants may serve on the Committee unless and until at least three (3) years have elapsed since holding such position.

o	No member of the Committee may receive compensation from the Corporation except for services on the Board and/or the Committee.

o	Upon a member’s initial appointment to the Committee, the member will be provided with an orientation manual containing this Charter, the most recent engagement letter with the Corporation’s independent public accountants, the most recent annual and periodic reports filed by the Corporation with the SEC, the most recent unaudited financial statements of the Corporation and any other materials which the Corporation’s financial management deems appropriate in order to enable the member to carry out his or her duties and responsibilities on the Committee. In addition, the Corporation will provide an orientation session appropriate to educate the member about the financial management and internal financial controls of the Corporation, the extent of the Corporation’s relationship with its independent public accountants, and the financial condition and operations of the Corporation.

o	At least once every two years, each member of the Committee will have the opportunity to attend, at the expense of the Corporation and with the prior approval of the Committee Chair, at least one continuing education conference or seminar related to audit committee member responsibilities and corporate governance issues appropriate in order to enhance such member’s ability to carry out his or her duties and responsibilities on the Committee.

      Meetings

o	The Committee will meet on a quarterly basis and special meetings may be called when circumstances require.

      Oversight by the Board of Directors

o	The Committee will report its activities to the full Board on a regular basis so that the Board is kept informed of its activities on a current basis. The Committee will perform all duties determined by the Board.

o	The Board will determine annually that the Committee’s members are independent, as defined by law and relevant SEC, FASB and NASD rules, and that the Committee has fulfilled its duties and responsibilities. The Board will also review and assess the adequacy of the Committee’s Charter.

      Authority

o	The Committee derives its authority from the Board of Directors of the Corporation and is hereby given all resources and authority necessary to properly discharge its duties and responsibilities. The Committee acts on the Board’s behalf in matters outlined below.

o	The Committee will fulfill its duties and responsibilities primarily by carrying out the activities enumerated in this Charter. In furtherance of these duties and responsibilities, the Committee shall have unrestricted access to the Corporation’s personnel and documents and, at the expense of the Corporation, shall have the authority to (1) engage independent counsel and other advisers as the Committee deems necessary to carry out its duties[1] and (2) direct and supervise an investigation into any matters within the scope of its duties.

      Independent Auditors

o	The Committee, as representatives of the shareholders, has the ultimate authority to appoint, evaluate and, where appropriate, replace the independent public accountants, or to nominate the independent public accountants to be proposed for shareholder approval in the proxy statement. The Committee will consider management’s recommendation of the appointment of the independent public accountants. The Committee will review with management the performance, appointment and/or termination of the independent public accountants.

o	The Committee will ensure that the independent public accountants provide a formal written statement to the Committee setting forth all relationships between the independent public accountants and the Corporation, consistent with the Independence Standards Board Standard No. 1.

o	The Committee will discuss with the independent public accountants any disclosed relationships or services which may impact the objectivity and independence of the independent public accountants.

o	The Committee will take, or recommend that the full Board take, appropriate action to ensure the independence of the independent public accountants, as defined by the Sarbanes-Oxley Act of 2002 and relevant SEC, FASB and NASD rules.

o	Without limiting the generality of the foregoing, the Committee will (1) review with management and the independent public accountants, and have the authority and responsibility to pre-approve, any non-audit related services[2], including tax compliance and planning, and any audit related services, proposed to be provided by the independent public accountants to the Corporation, including the compensation[3] proposed to be paid by the Corporation to the independent public accountants for such services; and (2) develop guidelines for the hiring of former employees of the independent public accountants engaged by the Corporation, which will include the requirement that the Committee review the potential hire of any such former employee prior to such individual’s employment by the Corporation.

      Financial Statements

o	The Committee will review with management and the independent public accountants, the Corporation’s interim and year-end financial statements, including management’s discussion and analysis, and audit findings (including any significant suggestions for improvements provided to management by the Internal Audit Director, if any, and the independent public accountants). Such review will include a discussion of significant adjustments recorded or adjustments passed.

o	The Committee will request from financial management and the independent public accountants, a briefing on any significant accounting and reporting issues, including any changes in accounting standards or rules promulgated by the FASB, SEC or other regulatory bodies, that have an effect on the financial statements.

o	The Committee will inquire of the Corporation’s financial management and the independent public accountants as to the existence and substance of any significant accounting accruals, reserves, or estimates made by management that had a material impact on the financial statements.

o	The Committee will inquire of management and the independent public accountants if there were any significant financial accounting or reporting issues discussed during the accounting period, including transactions, and, if so, how they were resolved or if not resolved, inquire as to the disagreements.

o	In connection with each review or examination of the Corporation’s financial statements, the Committee will ensure that the independent public accountants timely report to the Committee all critical accounting policies and practices to be used; all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent public accountants; and other material written communications between the independent public accountants and management, such as any management letter or schedule of unadjusted differences.[4]

o	In connection with the year-end financial statements, the Committee will review with management and the independent public accountants the audit scope and approach.

o	The Committee will review with management and the independent public accountants their assessments of the adequacy of internal controls, and the resolution of identified material weaknesses and reportable conditions in internal controls, including the prevention or detection of management override or compromise of the internal control system.

o	The Committee will consider whether the independent public accountants should meet with the full Board to discuss any matters relative to the financial statements and/or any potentially relevant matters, and to answer any questions that other directors may have.

      Private Discussions with Independent Public Accountants

o	The Committee will meet privately with the independent public accountants to request their opinion on various matters including the quality of the Corporation’s accounting principles as applied in its financial reporting, and the quality and performance of its financial and accounting personnel and the internal audit staff, if any.

o	The Committee will inquire about whether any officer or director of the Corporation has attempted to use undue influence in connection with the performance of any examination by the independent public accountants of the financial statements of the Corporation.[5]

o	The Committee will also discuss privately with the independent public accountants any issues required by rules of the SEC, FASB and NASD.

      Private Committee Discussions

o	The members of the Committee will discuss among themselves, without management or the independent public accountants present, the quality of the accounting principles applied in the preparation of the Corporation’s financial statements and significant judgments affecting the financial statements; and the independent public accountants’ view of the quality of those principles and such judgments.

      Areas Requiring Special Attention

o	The Committee will instruct the independent public accountants and the Internal Audit Director, if any, that the Committee expects to be advised if there are any areas that require special attention.

      Post-Audit Review

o	The Committee will review with management and the independent public accountants the annual Management Letter comments and management’s responses to each.

o	The Committee will ask the independent public accountants what their greatest concerns were (including any serious difficulties encountered) and if they believe anything else should be discussed with the Committee that has not been raised or covered elsewhere.

      Legal Compliance

o	The Audit Committee will review with the Corporation’s outside legal counsel any legal matters that could have a significant impact on the Corporation’s financial statements, the Corporation’s compliance with applicable laws and regulations, and any inquiries or communications received from regulatory or governmental agencies.

      Litigation

o	The Committee will discuss/review with management, corporate counsel, and the independent public accountants the substance of any significant issues raised by counsel concerning litigation, contingencies, claims or assessments. The Committee should understand how such matters are reflected in the Corporation’s financial statements.

      Related Party Transactions

o	The Committee will conduct an appropriate review of all proposed related party transactions to identify potential conflict of interest situations and the Committee will submit the related party transactions to the Board for its approval or implementation of appropriate remedial action.

      Internal Audit

o	The Committee will review with the Internal Audit Director, if any, the annual internal audit plans, scheduling, and staffing.

o	The Committee will review the activities, organizational structure, and qualifications of the internal audit function. The Internal Audit Director, if any, shall have a direct line of communication to the Audit Committee. The Committee will provide the Internal Audit Director, if any, the authority to examine all records and issue independent reports in order to provide objectivity with the internal audit area.

o	The Committee will meet privately with the Internal Audit Director, if any, to request his opinion on various matters including the quality of the independent public accountants and any matters that the Internal Audit Director believes should be reported to the Committee.

o	The Committee will receive and review quarterly the Internal Audit Activity Report prepared by the Internal Audit Director, if any.

o	Annually, the Committee will review the continuing professional education for the year of the internal audit staff members.

      Other Responsibilities

o	The Committee will prepare a report to the Corporation’s stockholders for inclusion in the Corporation’s annual proxy statement as required by the rules and regulations of the SEC, as they may be amended from time to time.

o	The Committee will periodically review with the independent public accountants the Corporation’s compliance with laws and regulations having to do with accounting and financial matters.

o	The Committee will develop procedures for (1) the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters[6], and (2) the confidential, anonymous submission by employees of the Corporation regarding questionable accounting or auditing matters.[7]

o	The Committee will perform any other activities required by applicable law, rules or regulations, including the rules of the SEC, the NASD and any stock exchange or market on which the Corporation’s securities may be listed from time to time, and perform such other activities that are consistent with this Charter, the Corporation’s Bylaws and governing laws, as the Committee or the Board of Directors deems necessary or appropriate.

Appendix B

Identity of Issuers Used in Peer Group

4-D Neuroimaging	Diapulse Corp of America	Positron
Aerogen Inc.	Dynatronics Corp.	QMed Inc.
Alaris Medical Inc.	EDAP TMS SA ADR	Quinton Cardiology Systm
American Medical Technlg	Elbit Medical Imaging	Rita Medical Systems Inc.
Aradigm Corporation	Elscint Ltd.	Rockwell Medical Techs
Arizona Ventures Inc.	Endocare Inc.	Saint Jude Medical Inc.
Arrhythmia Research Tech	Equidyne Corporation	SMLX Technologies
Arthrocare Corp.	Escalon Medical Corp.	Somanetics Corp.
Aspect Medical Systems	Fonar Corp CL CM	Spectranetics Corp.,. The
Bio-Logic Systems Corp.	Given Imaging Ltd.	Spectrascience
Biofield Corporation	Healthtronics Surgical	Spectrx Inc.
Biolife Sciences Inc.	i-STAT Corporation	Staar Surgical Co.
Biosphere Medical Inc.	Imaging Diagnostics Sys	TLC Vision Corporation
BSD Medical	Instrumentarium Corp.	Trimedyne Inc.
Cambridge Heart Inc.	Invivo Corporation	Urologix Inc.
Candela Corp.	Iridex Corp.	Valley Forge Scientific
Caprius	Laserscope	Vasomedical Inc.
Cardiac Science Inc.	Lectec Corp.	Vista Medical Tech Inc.
Cardiodynamics Int'l Corp.	Magna Lab Inc CL A	Visx Inc.
Celsion Corp.	Medstone Internat Inc.	Vital Health Tech Inc.
Cholestech Corporation	Medtronic Inc.	World Heart Corp.
CNS Inc.	Miracor Diagnostics Inc.	Zevex Internat Inc.
Colorado Medtech Inc.	MW Medical Inc.	Zoll Medical Corporation
Compex Technologies Inc.	Natus Medical Inc.
Computer Motion Inc.	Non Invasive Monitoring
Conmed Corp.	Pace Medical Inc.
Criticare Systems Inc.	Pharmanetics Inc.
Curon Medical Inc.	Photoelectron Corp.
Datascope Corp.	Physiometrix Inc.
Diametrics Medical Inc.	PLC Systems Inc.

1 S-O Act § 301(5).

2 Defined in S-O Act as any professional services provided to a company by a registered public accounting firm, other than those provided to a company in connection with an audit or a review of the financial statements of an issuer. S-O Act §§ 201 and 202.

3 S-O Act § 301.

4 S-O Act § 204.

5 S-O Act § 303.

6 S-O Act § 301(4)(A).

7 S-O Act § 301(4)(B).

i-STAT Corporation

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2003 ANNUAL MEETING OF STOCKHOLDERS April 30, 2003

        Whether or not you expect to attend the meeting, you are urged to execute and return this proxy, which may be revoked at any time prior to its use.

        William P. Moffitt and Lorin J. Randall, and each of them, with full power of substitution, are hereby authorized to represent and to vote the shares of i-STAT Corporation‚s Common Stock and Series D Redeemable Convertible Preferred Stock held of record by the undersigned on March 14, 2003, as directed on the reverse side and, in their discretion, on all other matters which may properly come before the 2003 Annual Meeting of Stockholders to be held on April 30, 2003, and at any adjournments, which matters were unknown to the Board of Directors prior to making this solicitation, as if the undersigned were present and voting at the meeting.

        The shares represented by this proxy will be voted as directed by the stockholder. Where no direction is given when the duly executed proxy is returned, such shares will be voted FOR all items.

CONTINUED ON THE REVERSE SIDE

The Board of Directors recommends a vote FOR all items.

Item I. ELECTION OF DIRECTORS DULY NOMINATED AND LISTED BELOW:

For All Nominees[  ]       TO WITHHOLD AUTHORITY[  ]       Exception[  ] *

to vote for all nominees listed below

        Nominees: J. Robert Buchanan, M.D.,     Sam H. Eletr, Ph.D.,     Daniel R. Frank,     William P. Moffitt,     Lionel N. Sterling     and Anne M. VanLent

*INSTRUCTION: To withhold authority to vote for any nominee(s) write that nominee's name on the space provided below and check Exception box.

Item II. RATIFICATION OF INDEPENDENT AUDITORS: Ratify the appointment of PricewaterhouseCoopers LLP as independent accountants to audit the Company‚s financial statements for 2003.

FOR [ ] AGAINST [ ] ABSTAIN [ ]

If you have noted an address change or comments on either side of this card, mark here:

_________________________________________________

_________________________________________________

(NOTE: Signature should agree with the name stenciled hereon. When signing as executor, administrator, trustee, guardian or attorney, please give full title as such. For joint accounts or co-fiduciaries, all joint owners or co-fiduciaries should sign. For an account in the name of two or more persons, each should sign or if one signs, he or she should attach evidence of authority.)

DATED ________________________, 2003                 _________________________________________________

Signature

_________________________________________________

              Signature if held jointly
                                                               Votes must be indicated (x) in Black or Blue ink.   [  ]

Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.